--------------------------------------------------------------------------------
                                                                FINAL TRANSCRIPT

--------------------------------------------------------------------------------
THOMSON STREETEVENTS
--------------------------------------------------------------------------------

CONFERENCE CALL TRANSCRIPT

QNTA - Q3 2004 QUANTA CAP HLDGS LTD EARNINGS CONFERENCE CALL

EVENT DATE/TIME: NOV. 03. 2004 / 9:00AM ET
EVENT DURATION: N/A

--------------------------------------------------------------------------------
Thomson StreetEvents  streetevents@thomson.com
                                           617.603.7900  www.streetevents.com  1
--------------------------------------------------------------------------------
(C) 2004 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

                                                                FINAL TRANSCRIPT
--------------------------------------------------------------------------------
QNTA - Q3 2004 QUANTA CAP HLDGS LTD EARNINGS CONFERENCE CALL
--------------------------------------------------------------------------------

CORPORATE PARTICIPANTS

 SABRENA TUFTS
 Quanta Capital Holdings Ltd. - VP of Corporate Communications

 TOBEY RUSS
 Quanta Capital Holdings Ltd. - President, CEO

 JOHN BRITTAIN
 Quanta Capital Holdings Ltd. - CFO

CONFERENCE CALL PARTICIPANTS

 BIJAN MOAZAMI
 Friedman Billings Ramsey - Analyst

 LUCA IPOLLITO
 Chesapeake Partners - Analyst

PRESENTATION

--------------------------------------------------------------------------------
OPERATOR

Good day, ladies and gentlemen, and welcome to the third-quarter 2004 Quanta Cap
Holdings Ltd. earnings conference call. My name is Alicia, and I will be your operator. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of the conference.
(OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes.

I would now like to introduce your host for today's call, Ms. Sabrena Tufts,
Quanta's Vice President of Corporate Communications. Please go ahead.

--------------------------------------------------------------------------------
SABRENA TUFTS  - QUANTA CAPITAL HOLDINGS LTD. - VP OF CORPORATE COMMUNICATIONS

Thank you. Good morning, everyone. Thank you for joining us today to review
Quanta's third-quarter financial results. Our third-quarter results press release and financial supplement were issued yesterday after the market closed.
This information can be accessed through the Quanta website at
www.QuantaHoldings.com. A replay of this call will also be available from 11:00 this morning until November the 10th. The toll-free number for the replay is
888-286-8010, and the international number is 617-801-6888. The pass code to be used for both dial-in numbers is #37295712.

Before we begin, I would like to note that this conference call contains forward-looking statements, including statements regarding the Company's performance for 2004 and beyond and the other statements that are made pursuant to Safe Harbor provisions of the Private Securities Litigation Reform Act of
1995. Forward-looking statements are based on our estimates and assumptions, and are subject to a number of risks, uncertainties and other factors beyond the
Company's control which may cause material differences in actual results. These risk factors are detailed in Quanta's amended Form F-1 and declared effective by the SEC on May 13, 2004.

I would now like to turn the call over to Tobey Russ, Quanta's Chief Executive
Officer and our first speaker this morning.

--------------------------------------------------------------------------------
TOBEY RUSS  - QUANTA CAPITAL HOLDINGS LTD. - PRESIDENT, CEO

Thank you. Good morning, everyone, and welcome to the call. Joining us today is
John Brittain, Quanta's Chief Financial Officer. I will begin this morning by providing an overview of our third quarter, which reflects our progress made since we last spoke to you. After that, I'll turn the call over to John to discuss our third-

--------------------------------------------------------------------------------
Thomson StreetEvents  streetevents@thomson.com
                                           617.603.7900  www.streetevents.com  2
--------------------------------------------------------------------------------
(C) 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

                                                                FINAL TRANSCRIPT
--------------------------------------------------------------------------------
QNTA - Q3 2004 QUANTA CAP HLDGS LTD EARNINGS CONFERENCE CALL
--------------------------------------------------------------------------------

quarter financial results in more detail, and finally I will make some general remarks about the industry before we open up the call to questions.

The third quarter was a very active time for the Company and a significant, if not pivotal, time for the industry. To begin with, this was perhaps the most expensive quarter in the industry's history for natural catastrophes. With an unprecedented four Atlantic hurricanes making landfall, along with a series of
Pacific typhoons, we believe the industry loss estimates are now projected to be
30 billion or more.

Given Quanta's stated strategy to lead with reinsurance in 2004, we took our fair share of industry losses, which we estimate to be 45 million. Our hurricane loss estimates are based primarily on the feedback from each of our ceding companies and our model. These loss estimates are within our specific risk and capital management parameters for events of this magnitude. Although tested, given the scale and frequency of these catastrophic events, we have responded to the needs of our customers, and as such we now have even greater confidence in our operating model.

For those of you who may be new to our quarterly call, it's worth reiterating the Company's thought process and stated strategy to lead with reinsurance.
After raising our initial capital in September of 2003, our short-term focus was to capitalize on the immediate opportunities we saw in the reinsurance market, while building the infrastructure necessary to enter the US and European specialty lines insurance businesses.

As a first step in executing this strategy, we hired an accomplished reinsurance team whose operating plans call for the development of a highly-diversified portfolio, both by risk and geography, while pricing continued at very attractive levels. As a result, we expected as much as 60 percent of our 2004 business to be reinsurance. This reinsurance business was to be split roughly equally between property reinsurance and casualty reinsurance. Unfortunately, our entrance into the property reinsurance market coincided with the worst windstorm season on record. Despite this, our losses did not exceed the 1 in 250 year event limits we established as part of our risk management program.

Putting the impact of the storms aside for a moment, I want to make clear we are very excited about the development of our specialty line of business. We believe that the outlook on pricing continues to be favorable in all areas we operate in, with the exception of directors' and officers' liabilities, and we are producing the results we expected at this stage in the execution of our operating plan.

We expect the specialty lines business will make an increasingly significant contribution to our financial results and drive shareholder value. In the long term, we expect the specialty line to represent more than 65 percent of our total business.

In terms of our overall third-quarter results, net written premiums were somewhat lower in the third quarter than in the second quarter, due to seasonal effects and also due to a somewhat slower capital base resulting from the windstorm losses.

Total revenues increased by 14 percent, due to increased earned premium levels.
And net income, excluding the hurricane catastrophe losses, grew to 7.7 million as compared to 1.8 million in the second quarter. With this as a backdrop, I would now like to make a few comments on the performance of each of our three business segments.

With respect to our specialty lines insurance business, each line continues to generate more momentum, which is reflected in the generation of 41.2 million in net written premiums for the quarter. Specialty lines now represents 48 percent of the total written premiums for the quarter, which compares to 41 percent in the second quarter and 28 percent in the first quarter. Our efforts to achieve our specialty lines objectives are facilitated by our ability to adjust our allocation of capital and to deploy it to those opportunities that we believe are most attractive in an ever-changing marketplace.

As we continue to execute the specialty lines strategy, we expect to see an increasingly positive impact on written premiums, earned premiums and, ultimately, on our profitability. As in the second quarter, the third quarter was marked by an especially strong result in our marine, technical risk and aviation insurance line. These strong results were attributable in large part to the continued growth of our home builders' warranty program, which provides builders' risk, warranty, general liability and excess liability coverage for new home construction. This program requires a highly technical focus, the application of rigorous underwriting standards and proactive risk management, and as such fits well within Quanta's portfolio of product offerings. HBW accounted for 21 million in insurance net written premiums during the third quarter.

Quanta continues to respond to a softening market condition in directors' and officers' liability insurance by continuing to reduce the amount of capital we have committed to this line. Two-thirds of the capital originally allocated to this line has been redeployed to other specialty lines where we continue to see very attractive opportunities and a very positive pricing outlook.

To further support our specialty lines strategy, we appointed Deirdre
Littlefield to the position of President of Insurance. Deirdre has more than 30 years of experience in underwriting. Most recently, she served as President of
Marine, Technical Risk and Aviation at Quanta. Prior to joining Quanta, Deirdre was with Swiss Re Division, North American Management Board, where she was responsible for North America and Latin American specialty lines business. Prior to joining Swiss Re, Deirdre spent more than 20 years with the Chubb Insurance
Company. Deirdre has a keen understanding of specialty lines underwriting, as well as

--------------------------------------------------------------------------------
Thomson StreetEvents  streetevents@thomson.com
                                           617.603.7900  www.streetevents.com  3
--------------------------------------------------------------------------------
(C) 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

                                                                FINAL TRANSCRIPT
--------------------------------------------------------------------------------
QNTA - Q3 2004 QUANTA CAP HLDGS LTD EARNINGS CONFERENCE CALL
--------------------------------------------------------------------------------

having shown excellent leadership concerning Quanta last year, and we look forward to her continued contribution.

In Quanta's reinsurance business segment, net written premiums in the third quarter totaled 44.7 million. We have worked diligently towards rounding out and diversifying our reinsurance portfolio, and we are pleased with the progress we have made in this regard. Despite this year's severe and unusual windstorm activity, we believe that both the quality of our portfolio is excellent and that in normal loss years, this portfolio will produce a very attractive return.

In technical services, our consulting business reported revenues of 7.7 million in the third quarter, most of which is attributable to our Environmental
Strategies consulting business. We continue to recognize synergies between our consulting and underwriting business. We believe that our consulting services are an important component of our ability to offer unique and technically advanced solutions to differentiate us in the marketplace.

Looking ahead, Technical Services will continue to grow its third-party consulting capabilities. We believe that Technical Services is a very cost-effective and differentiating resource, in that we not only sell our services to third parties but utilize them to support our underwriting effort in our specialty lines.

In terms of our European operating plans, as previously announced, Quanta Europe
Ltd. received approval from the Irish Financial Services Regulatory Authority to write insurance business through its European headquarters in Dublin, Ireland.
Quanta Europe intends to write a range of specialty insurance products throughout Europe.

We are also in the process of completing our due diligence on the establishment of a Lloyds syndicate that would further support our European specialty lines strategy. We believe Lloyds is the largest specialty insurance market in the world, and a Quanta syndicate at Lloyds would provide greater access to distribution, highly-rated insurance paper and access to markets where Quanta is not yet licensed. We expect our European specialty lines business to commence underwriting business in the fourth quarter, and look forward to the contributions they will make.

At this point, I would like to ask John Brittain, Quanta's CFO, to walk you through our financial performance in more detail, and then I will close with a few additional comments. John?

--------------------------------------------------------------------------------
JOHN BRITTAIN  - QUANTA CAPITAL HOLDINGS LTD. - CFO

Thanks, Tobey. Good morning, everyone. For the third quarter, net written premiums totaled $86 million, which compares to net written premiums of 114.1 million in the second quarter of 2004. We have no comparative financial data to report for the third quarter of 2003, because we only commenced operation in the fall of 2003. Our reinsurance business segment reported 44.7 million in net written premiums for the third quarter of 2004, representing 52 percent of our total net written premiums, as compared to 67.1 million for the second quarter of 2004.

By lines, our net written premiums in the reinsurance group is as follows.
Property accounted for 19.2 million in the quarter, casualty reported 17.5 million, and marine, technical risk and aviation reinsurance reported 8 million for the quarter.

Our direct specialty lines insurance segment had a strong third quarter, and reported 41.2 million of net written premiums, representing 48 percent of our total net written premiums for the quarter. Our home builders' warranty program contributed 21 million of net written premiums in the third quarter. Our professional lines business reported net written premiums of 9.9 million in the third quarter. Our environmental business reported net written premiums of 6.5 million in the third quarter. Other direct lines, including surety and fidelity, contributed to the balance of 3.9 million of insurance net written premiums in the third quarter.

Reflecting continued growth and ramp-up of our business, third-quarter net premiums earned increased 15 percent to 65.5 million, as compared to 56.9 million in the second quarter of 2004. Technical service revenues for the third quarter were 7.7 million. Technical service revenues are derived largely from the operations of our Environmental Strategies Consulting subsidiary, which are included in our consolidated results of operations.

Net investment income, including realized gains and losses, was 3.6 million for the third quarter, a 43 percent increase as compared to second quarter 2.5 million. We continue to maintain a high credit quality, short-duration maturity, fixed-income investment portfolio. Total invested assets were 573 million as of
September 30th, a 16 percent increase over second-quarter invested assets.

Our portfolio's average credit quality was AA, and the average duration maturity was 2.5 years for investments as of the end of the third quarter. Our book yield was 2.7 percent for the quarter, and we're investing new funds at a current yield of approximately 3.2 percent.

Our underwriting net loss ratio for the third quarter was 119 percent, and our acquisition expense ratio was 25.1 percent, which compares to our second-quarter
2004 net loss ratio of 56.9 percent, and acquisition expense ratio of 22.6 percent.

We entered into a number of transactions in the third quarter, with higher than our average acquisition costs, which resulted in the increase in the acquisition cost ratio for the third quarter.

Hurricane-related losses of 45.1 million for the third quarter dramatically increased our losses and contributed approximately 69 points to our third-quarter loss ratio of 119 percent.

--------------------------------------------------------------------------------
Thomson StreetEvents  streetevents@thomson.com
                                           617.603.7900  www.streetevents.com  4
--------------------------------------------------------------------------------
(C) 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

                                                                FINAL TRANSCRIPT
--------------------------------------------------------------------------------
QNTA - Q3 2004 QUANTA CAP HLDGS LTD EARNINGS CONFERENCE CALL
--------------------------------------------------------------------------------

Total general administrative or G&A expenses for the third quarter were 14.3 million, which includes underwriting-related G&A expenses of 11.8 million and
2.4 million of G&A expenses associated with our risk consulting business. This compares favorably to 14.6 million of total G&A expenses in the second quarter.
As we have discussed during prior earnings calls, we're announcing some benefit of expense cost improvement in efficiencies, as we continue to ramp up and grow our business. We will continue to look for improvements in our overhead expenses. Our underwriting G&A expense ratio, excluding consulting expenses, was
14 percent for the third quarter, reflecting our lower level of net written premiums for the third quarter. Our underwriting combined ratio for the quarter was 157.9 percent, reflecting the impact of 45.1 million of hurricane-related losses.

The net loss for the quarter was 37.4 million or 66 cents per share, which includes hurricane losses of 45.1 million or 79 cents per share in the third quarter. Net income for the third quarter, excluding hurricane-related losses, was 7.7 million or 13 cents per share.

As of September 30, 2004, our shareholders' equity was 445.9 million, which represents a book value per share of $7.85. Our income for the quarter compares to reported net income for the second quarter of 1.8 million or 3 cents per share.

With that, I would like to turn to call back over to Tobey for his final remarks.

--------------------------------------------------------------------------------
TOBEY RUSS  - QUANTA CAPITAL HOLDINGS LTD. - PRESIDENT, CEO

Thank you, John. Before we move to Q&A, I would like to take a few moments to make some general remarks about the current state of our industry. As I mentioned in my opening statement, the industry has entered a very pivotal period. The investigation into the practices of the major insurance companies and insurance brokers by the New York State Attorney General will have a profound impact on our industry, and it is much more important and far-reaching than the natural catastrophes we entered during the third quarter. The Spitzer lawsuit and the investigations by other state attorney generals and the several state insurance commissioners regarding placement service agreements and market service agreements uncovers the practices that we believe have existed in this industry for many years. Even though we do not speculate on the outcome, we believe that ultimately the industry will be more transparent, will provide a more level playing field for insurance customers and insurance companies such as
Quanta, and will result in higher-quality products at better prices than those currently available. As a new company, Quanta reluctantly entered into volume-driven agreements with both Marsh and Aon, based on assurances of adequate disclosure to clients. Quanta to date has paid approximately $30,000 as a result of those agreements, and has established an accrual for $1 million.

In closing, I would like to repeat that our business is developing as planned.
While the storm losses have set us back somewhat, our specialty lines business is executing its plan, our European business is coming online in the fourth quarter, and we're looking forward to greater transparency and a more level playing field in our marketplace. We are very excited about Quanta's current position. We have a solid capital structure, and will continue to rely on our ability to identify attractive opportunities in what is generally a very deep and fragmented marketplace. We continue to believe that our specialty lines strategies and our focus on technical- and information-based risk selection represents a real strategic advantage.

And with that, I would like to thank you for taking the time this morning and open the call up to your questions.

--------------------------------------------------------------------------------
Thomson StreetEvents  streetevents@thomson.com
                                           617.603.7900  www.streetevents.com  5
--------------------------------------------------------------------------------
(C) 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

QUESTION AND ANSWER

--------------------------------------------------------------------------------
OPERATOR

(OPERATOR INSTRUCTIONS). Bijan Moazami, Friedman Billings Ramsey.

--------------------------------------------------------------------------------
BIJAN MOAZAMI  - FRIEDMAN BILLINGS RAMSEY - ANALYST

I guess my first question relates to your premium production for the third quarter -- $86 million, which was significantly lower than what I expected. I guess my question is that, why was it so much lower? You mentioned seasonality.
I was wondering if you have some price competition or experience in price competition in the marketplace. And what are you going to do in order to increase production for the fourth quarter, in order to fully utilize your capital because, again, by my calculation, you need probably 150 million of premium volume in the fourth quarter to fully utilize your capital base.

--------------------------------------------------------------------------------
TOBEY RUSS  - QUANTA CAPITAL HOLDINGS LTD. - PRESIDENT, CEO

Let me start with a general statement, and then we can be more specific about the quarter. First, we continue to believe that we will deploy substantially all of the capital of the Company by year end 2004. Our current estimate for net written premiums for the full year are approximately $440 million or about $125 million in the fourth quarter of this year.

As respects the third quarter itself, because we have no prior quarter with which to compare it to, we are comparing it to the second quarter, which we would expect to be stronger, quite frankly, than the third, in large part because the months of August and September are particularly light quarters, particularly for us in the lines that we engage in. So that's what I meant when
I referred to the seasonality of the business.

Having said that, we also were in the midst of, obviously, quite a bit of turmoil regarding the losses associated with the hurricane, which, as you know, reduced both our book equity and our tangible book equity in the quarter, which created some uncertainty for us, in terms of how much premium we would be in a position to write, not only in that quarter but for the full year, and staying within compliance of AM Best ratings parameters. So that modified, if you will, our appetite for putting some additional business on the books in the third quarter.

So those two things combined is what resulted in $86 million in premiums. And just to be clear on this, in terms of book equity, we -- well, let me use tangible book equity. We closed the second quarter with tangible book equity of
$458.6 million. We closed the third quarter with tangible book equity of $425.6 million. And it's that tangible book equity that obviously allows us to write business going forward. And with the numbers that I have just quoted, in terms of total projected premiums, we are looking at a little over 1 to 1 premium-to-surplus ratio. To be exact, it's about 1.04 to 1. So very close to our original expectations, in terms of fully deploying the capital with the capital that we have available to us for the balance of 2004.

--------------------------------------------------------------------------------
BIJAN MOAZAMI  - FRIEDMAN BILLINGS RAMSEY - ANALYST

Tobey, could you also expand on the Spitzer investigation? In particular, how much of your volume was specifically produced by Marsh & McLennan? And if you could expand a little bit more in terms of the kinds of opportunities that you are going to be seeing in the marketplace as a smaller company that was probably at some point being locked out of the market by the big brokers?

--------------------------------------------------------------------------------
TOBEY RUSS  - QUANTA CAPITAL HOLDINGS LTD. - PRESIDENT, CEO

Well, while I won't specifically comment on the exact lines and percentages of
Marsh and Aon, in the areas in which we do business, Marsh and Aon has about 70 percent of the total marketplace. So it's considerable. And as I mentioned, we believe that greater transparency that will result from these investigations will not only have a very positive impact in terms of pricing, but also in terms of creating a much more level playing field for companies like Quanta that are new to the marketplace, and don't have long-standing relationships or agreements in place to either protect or to help us achieve new business targets. So we expect that we have entered into a new era here with a very, very positive impact for us and for our business.

--------------------------------------------------------------------------------
OPERATOR

(OPERATOR INSTRUCTIONS). Luca Ipollito, Chesapeake Partners.

--------------------------------------------------------------------------------
LUCA IPOLLITO  - CHESAPEAKE PARTNERS - ANALYST

Two questions, sort of one specific and one general. You mentioned continuing unattractive prices in the D&O niche, which I find surprising. And I've heard this before; I've heard this from other companies, but I continue to find surprising, especially in light of new things coming out, in light of -- well, in light of the latest Spitzer things in the insurance sector and -- you know, it seems sort of completely irrational.

Why is that? How is that possible? And what do you think of the outlook for the
January 1 repricing period? And then, more generally, what are you expecting --
how much help from the hurricanes and so on, with the January 1 repricing period?

--------------------------------------------------------------------------------
Thomson StreetEvents  streetevents@thomson.com
                                           617.603.7900  www.streetevents.com  6
--------------------------------------------------------------------------------
(C) 2004 2002 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

                                                                FINAL TRANSCRIPT
--------------------------------------------------------------------------------
QNTA - Q3 2004 QUANTA CAP HLDGS LTD EARNINGS CONFERENCE CALL
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TOBEY RUSS - QUANTA CAPITAL HOLDINGS LTD. - PRESIDENT, CEO

Well, Luca, first, we share your dismay relative to the pricing in the directors' and officers' liability area. I mean, it's particularly acute in the excess market and for public companies, in particular. Large public company D&O prices continue to come down. We are seeing some fairly dramatic price reduction in those areas. And yet it's inexplicable as to why that is occurring -- not only given what is still working its way through litigation, but when you think about what may arise and what's highly likely to arise, as a result of the
Spitzer investigation in our own industry, in the way of D&O and E&O suits, it's hard to believe that pricing will continue to come down as a result.

Having said that, we see no noticeable change in pricing right up and through this call. And as a result, we have put increasingly less emphasis on the D&O business. On our professional liability business, we are still seeing attractive opportunities, but typically outside of this specific public company D&O and excess area.

So I can't give your better answer than that, other than to say that, clearly, there are some insurance companies out there that, for whatever reason, find this business very attractive and are willing to drive rates down as a result.

In terms of outlook, relative to the hurricanes and the property catastrophe market, we do expect to see pricing there at least firm, if not rise in areas that are very related to catastrophe-prone exposures.

Having said that, property across the board is flat at best, and actually we are seeing some rate declines in property, as well. So, despite the magnitude of these losses, there appears to be sufficient capital within the industry to absorb not only those losses but to give insurance companies sufficient appetite to continue to aggressively pursue this business. As you know, our stated
strategy was to lead with reinsurance, but over time to transition our business very much toward the specialty lines business. And we made the statement that --
I think for the first time -- that as much as 65 percent of our business in the not-too-distant future is expected to be driven by the specialty lines business, which leaves, obviously, 35 percent reinsurance, which we would expect to continue to split roughly equally between property and casualty.

So a long way of saying that we expect that business to be much less a driver of our results going forward. And I think, given what is going on in the marketplace, the timing for that is just about right.

--------------------------------------------------------------------------------
OPERATOR

Sir, I have no more questions in the queue at this time. Would you like me to prompt for more?

--------------------------------------------------------------------------------
TOBEY RUSS  - QUANTA CAPITAL HOLDINGS LTD. - PRESIDENT, CEO

If there are no more, I would be very pleased to thank everybody for joining us on this call, and to adjourn.

--------------------------------------------------------------------------------
SABRENA TUFTS  - QUANTA CAPITAL HOLDINGS LTD. - VP OF CORPORATE COMMUNICATIONS

Thank you.

--------------------------------------------------------------------------------
TOBEY RUSS  - QUANTA CAPITAL HOLDINGS LTD. - PRESIDENT, CEO

Thank you very much, everyone. We appreciate it, and we look forward to talking to you after the fourth-quarter results.

--------------------------------------------------------------------------------
OPERATOR

Ladies and gentlemen, thank you for joining today's conference. This concludes your presentation. You may now disconnect. Good day.

--------------------------------------------------------------------------------
DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent
SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF
THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE
AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR
INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO
WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY
ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON
THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE
ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE
APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER
DECISIONS.

(C) 2004 2002 Thomson StreetEvents All Rights Reserved.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Thomson StreetEvents  streetevents@thomson.com
                                           617.603.7900  www.streetevents.com  7
--------------------------------------------------------------------------------
(C) 2004 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.